Exhibit 24

LIMITED POWER OF ATTORNEY

THIS LIMITED POWER OF ATTORNEY given on the 13th day of August, 2025 by SIG Asia Investment, LLLP (hereinafter called "the Company"), whose Registered Office is situated at 251 Little Falls Drive, Wilmington, DE 19808.

WHEREAS, by agreement dated September 17, 2018, by and between the Company and Heights Capital Management, Inc. ("HCMI"), the Company expressly authorized HCMI to enter into transactions in certain designated areas as defined in the Second Amended and Restated Discretionary Investment Management Agreement attached hereto marked "Appendix 1."

WHEREAS, pursuant to the terms of that certain Assignment and Assumption Agreement dated effective as of June 1, 2025, by and between HCMI and HCM Asia, Inc., HCMI transferred and assigned its rights and obligations as a service provider under such Second Amended and Restated Discretionary Investment Management Agreement to HCM Asia, Inc., which irrevocably accepted and assumed such rights and obligations.

NOW THIS DEED WITNESSETH that, effective from June 1, 2025, Melissa Jamaca, Treasurer of the Company, hereby appoints on behalf of the Company the firm of HCM Asia, Inc., which through its officers, directors and employees is hereby formally granted limited power of attorney for the purpose of entering into transactions on behalf and for the account of the Company and to take all actions on behalf of the Company as may be necessary to consummate such transactions, including but not limited to making, negotiating, signing, endorsing, executing, acknowledging, and delivering in the name of the Company all applications, contracts, agreements, notes, statements, certificates, proxies, and any other instruments of whatever kind and nature as may be necessary or proper in connection with the entering into of such transactions, instructing the transfer of funds where necessary with respect to such transactions, and performing all of the services specified under the Second Amended and Restated Discretionary Investment Management Agreement with respect to such transactions.

IN WITNESS WHEREOF, the Company has caused this Limited Power of Attorney to take effect on the day and year above written.

THE COMMON SEAL OF

SIG Asia Investment, LLLP

was hereunto affixed in the presence of:

SIG Asia Investment, LLLP

By: /s/ Melissa Jamaca

Melissa Jamaca, Treasurer